                                                                 Rule 424(b)(3)
                                                Registration Stmt. No. 33-63343
Pricing Supplement No. 15                              Dated: November 13, 1995

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated October 25, 1995)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $5,000,000      Trade Date:     11/13/95
Issue Price:           100%            Original Issue Date:  11/15/95
Interest Rate:         6.54%           Net Proceeds to Issuer:  $4,970,000
Stated Maturity Date:  11/15/02        Agent's Discount or Commission: $30,000
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Interest Payment Dates:  Semiannually on each March 15
                         and September 15 and at Maturity
                         Commencing on March 15, 1996

Day Count Convention:
       ( X ) 30/360 for the period from November 15, 1995 to November 15, 2002
       (  )  Actual /360 for the period from         to
       (  )  Actual/Actual for the period from       to

Redemption:
         ( X ) The Notes cannot be redeemed prior to the Stated Maturity Date. ( ) The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
         ( X ) The Notes cannot be repaid prior to the Stated Maturity Date.
         ( ) The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
               Optional Repayment Date(s):

Currency:
         Specified Currency:
               (If other than U.S. dollars, see attached)
         Minimum Denominations:
               (Applicable only if Specified Currently is other than U.S.
               dollars)

Original Issue Discount:  (  ) Yes  ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry  (  ) Certificated

           Lehman Brothers    Citicorp Securities, Inc.    Goldman, Sachs & Co.
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   Merrill Lynch & Co.    CS First Boston     Morgan Stanley & Co. Incorporated
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 X  Chase Securities, Inc.
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